Exhibit 5

(Opinion Letter of Pitney, Hardin, Kipp & Szuch LLP)
PITNEY, HARDIN, KIPP & SZUCH LLP
P.O. Box 1945
Morristown, New Jersey 07962-1945

August 12, 2003

Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024

We refer to the Registration Statement on Form S-8 (the "Registration Statement") of Alpharma Inc., a Delaware corporation, (the "Company") relating to 4,750,000 shares of the Company's Class A Common Stock, par value $.20 per share (the "Securities") to be offered pursuant to the Company's 2003 Omnibus Incentive Compensation Plan (the "Plan").

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that, when the Securities have been duly issued as contemplated by the Registration Statement (including the Prospectus which is not filed with the Registration Statement) and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the corporate law of the State of Delaware. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Pitney, Hardin, Kipp & Szuch LLP
PITNEY, HARDIN, KIPP & SZUCH LLP